  Exhibit 99.1

Youngevity International Announces Record Third Quarter Revenues

Shareholder Conference Call today at 4:15 PM EDT

Highlights:

International Revenue in Direct Selling Division Up 36% Led by Asia
Coffee Division Revenue Up 29.2%
Green Coffee Distribution and Café La Rica Drive Growth

SAN DIEGO, CA--(November 13, 2017) - Youngevity International, Inc. (NASDAQ: YGYI ), a leading omni-direct lifestyle company, today reported financial results for the third quarter and nine months ended September 30, 2017.

Steve Wallach, CEO and Co-Founder of Youngevity stated, “I am pleased to see the performance of our international markets contribute to the top line of our direct selling business. We have invested heavily in establishing a global footprint and we believe that we will begin to enjoy returns on these significant investments in the coming quarters. I am equally pleased to see the revenue growth taking place in our Coffee Division, especially the sales success taking place with our Café La Rica™ Brand. We expect the strength of this brand has significant potential to bring shareholder value.”

Youngevity President and CFO, Dave Briskie stated, “We invested heavily in creating a platform that is capable of creating top line revenue growth throughout a number of verticals and in various markets across the globe. We anticipate that we will be able to leverage our platform and drive top line growth. With that said, as we complete 2017 and move through 2018 we will focus on our plans to improve our profitability, expand our liquidity, and strengthen our balance sheet.”

THIRD QUARTER 2017 FINANCIAL RESULTS

For the three months ended September 30, 2017, our revenue increased 1.9% to $44,395,000 as compared to $43,562,000 for the three months ended September 30, 2016. During the three months ended September 30, 2017, we derived approximately 85% of our revenue from our direct sales and approximately 15% of our revenue from our commercial coffee sales. Direct selling segment revenues decreased by $622,000 or 1.6% to $37,954,000 as compared to $38,576,000 for the three months ended September 30, 2016. Commercial coffee segment revenues increased by $1,455,000 or 29.2% to $6,441,000 in the current quarter as compared to $4,986,000 for the same period last year. This increase was primarily attributed to increased revenues in our green coffee business.

For the three months ended September 30, 2017, gross profit decreased approximately 2.3% to $25,764,000 as compared to $26,368,000 for the three months ended September 30, 2016. Overall gross profit as a percentage of revenues decreased to 58.0%, compared to 60.5% in the same period last year.

For the three months ended September 30, 2017, our operating expenses increased approximately 6.9% to $27,581,000 as compared to $25,792,000 for the three months ended September 30, 2016.

A breakdown of operating expenses is as follows: Distributor compensation decreased 3.9% to $17,391,000 from $18,101,000 for the three months ended September 30, 2016. This decrease was primarily attributable to the decrease in direct selling revenues and lower commissions paid on discounted items. Sales and marketing expense increased 28.1% to $4,074,000 from $3,181,000 for the three months ended September 30, 2016 primarily due to expenses related to the Company’s twentieth anniversary convention held in Dallas, Texas in August 2017 and increase in wages and related benefits. General and administrative expense increased 35.6% to $6,116,000 from $4,510,000 for the three months ended September 30, 2016 primarily due to increases in costs related to legal fees, computer and internet related costs, international expansion, investor relations, wages and related benefits, amortization and stock based compensation costs.

For the three months ended September 30, 2017, total other expense decreased by $36,000 to $541,000 as compared to other expense of $577,000 for the three months ended September 30, 2016. Total other expense includes net interest expense, the change in the fair value of warrant derivative and extinguishment loss on debt.

For the three months ended September 30, 2017, the Company reported a net loss of $1,068,000 as compared to net income of $67,000 for the same period last year.

Adjusted EBITDA

EBITDA (earnings before interest, income taxes, depreciation and amortization) as adjusted to remove the effect of stock based compensation expense, the change in the fair value of the warrant derivative and extinguishment loss on debt or "Adjusted EBITDA," decreased to a negative $359,000 for the three months ended September 30, 2017 compared to $1,620,000 for the same period in 2016.

Fiscal 2017 Nine Months Results

For the nine months ended September 30, 2017, our revenues increased 0.3% to $124,655,000 as compared to $124,264,000 for the nine months ended September 30, 2016. During the nine months ended September 30, 2017, we derived approximately 86% of our revenue from our direct sales and approximately 14% of our revenue from our commercial coffee sales. Direct selling segment revenues decreased by $3,659,000 or 3.3% to $106,734,000 as compared to $110,393,000 for the nine months ended September 30, 2016. Commercial coffee segment revenues increased by $4,050,000 or 29.2% to $17,921,000 for the nine months ended September 30, 2017, as compared to $13,871,000 for the same period last year. This increase was primarily attributed to increased revenues in our green coffee business and coffee roasting business.

For the nine months ended September 30, 2017, gross profit decreased approximately 4.6% to $71,732,000 as compared to $75,162,000 for the same period last year. Overall gross profit as a percentage of revenues decreased to 57.5%, compared to 60.5% in the same period last year. The decrease was primarily due to increased social selling discounts offered in the current year in the direct selling segment and additional costs incurred due to increased direct labor costs, repairs and maintenance, and depreciation expense in the commercial coffee segment.

For the nine months ended September 30, 2017, our operating expenses increased approximately 6.6% to $76,625,000 as compared to $71,899,000 for the same period last year, primarily due to increases in convention and distributor events costs, legal fees, increased wages and related benefits and increased marketing expenses.

For the nine months ended September 30, 2017, total other expense increased by $1,123,000 to $3,727,000 as compared to $2,604,000 for the nine months ended September 30, 2016. Total other expense includes net interest expense, the change in the fair value of warrant derivative and extinguishment loss on debt.

For the nine months ended September 30, 2017, the Company reported a net loss of $5,857,000 as compared to net income of $109,000 for the same period last year.

Adjusted EBITDA

EBITDA (earnings before interest, income taxes, depreciation and amortization) as adjusted to remove the effect of stock based compensation expense, the change in the fair value of the warrant derivative and extinguishment loss on debt or "Adjusted EBITDA," decreased to a negative $851,000 for the nine months ended September 30, 2017 compared to $6,420,000 for the same period last year.

Conference Call Information

Management will host a conference call today at 4:15 PM Eastern Daylight Time (1:15 PM Pacific Daylight Time), to discuss the Company's third quarter financial results, for the quarter ended September 30, 2017. Investors can access the conference call by dialing: 877-388-7629. No access code is needed to join the call. It is advised that you dial-in at least five minutes prior to the call.

The conference call will be recorded and available for replay shortly after the conclusion of the call. An archived replay of the call will be available for approximately 6 months in the Investor Relations section of Youngevity International's website: http://ygyi.com/calls.php.

Non-GAAP Financial Measure - Adjusted EBITDA

This news release includes information on Adjusted EBITDA, which is a non-GAAP financial measure as defined by SEC Regulation G.

Management believes that Adjusted EBITDA, when viewed with our results under GAAP and the accompanying reconciliations, provides useful information about our period-over-period growth. Adjusted EBITDA is presented because management believes it provides additional information with respect to the performance of our fundamental business activities and is also frequently used by securities analysts, investors and other interested parties in the evaluation of comparable companies. We also rely on Adjusted EBITDA as a primary measure to review and assess the operating performance of our Company and our management team.

Adjusted EBITDA is a non-GAAP financial measure. We calculate adjusted EBITDA by taking net income, and adding back the expenses related to interest, income taxes, depreciation, amortization, stock based compensation expense, loss on extinguishment of debt and change in the fair value of the warrant derivative, as each of those elements are calculated in accordance with GAAP. Adjusted EBITDA should not be construed as a substitute for net income (loss) (as determined in accordance with GAAP) for the purpose of analyzing our operating performance or financial position, as Adjusted EBITDA is not defined by GAAP. A reconciliation of Adjusted EBITDA to net loss is provided in the tables at the end of this press release.

About Youngevity International, Inc.

Youngevity International, Inc. ( NASDAQ : YGYI ), is a leading omni-direct lifestyle company offering a hybrid of the direct selling business model, that also offers e-commerce and the power of social selling. Assembling a virtual Main Street of products and services under one corporate entity, Youngevity offers products from the six top selling retail categories: health/nutrition, home/family, food/beverage (including coffee), spa/beauty, apparel/jewelry, as well as innovative services. The Company was formed in the course of the summer 2011 merger of Youngevity Essential Life Sciences with Javalution® Coffee Company (now part of the company's food and beverage division). The resulting company became Youngevity International, Inc. in July 2013. For investor information, please visit YGYI.com. Be sure to like us on Facebook and follow us on Twitter.

Safe Harbor Statement

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. In some cases forward-looking statements can be identified by terminology such as "may," "should," "potential," "continue," "expects," "anticipates," "intends," "plans," "believes," "estimates," and similar expressions, and includes statements regarding the expected growth in international markets in the coming quarters providing a return on our significant investments in establishing a global footprint, the strength of the Café La Rica Brand having significant potential to bring shareholder value, and leveraging our platform to drive top line growth, our plans to improve our profitability, expand our liquidity, and strengthen our balance sheet. These forward-looking statements are based on management's expectations and assumptions as of the date of this press release and are subject to a number of risks and uncertainties, many of which are difficult to predict that could cause actual results to differ materially from current expectations and assumptions from those set forth or implied by any forward-looking statements. Important factors that could cause actual results to differ materially from current expectations include, among others, our ability to continue our international growth, our ability to expand our sales of the Café La Rica™ coffee, our ability to leverage our platform to drive top line growth, our ability to improve our profitability, expand our liquidity, and strengthen our balance sheet, our ability to continue to maintain compliance with the NASDAQ requirements, the acceptance of the omni-direct approach by our customers, our ability to expand our distribution, our ability to add additional products (whether developed internally or through acquisitions), our ability to continue our financial performance, and the other factors discussed in our Annual Report on Form 10-K/A for the year ended December 31, 2016 and our subsequent filings with the SEC, including subsequent periodic reports on Forms 10-Q and 8-K. The information in this release is provided only as of the date of this release, and we undertake no obligation to update any forward-looking statements contained in this release on account of new information, future events, or otherwise, except as required by law.

Table Follows

Youngevity International, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
(In thousands)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016

Revenues	$44,395	$43,562	$124,655	$124,264
Cost of revenues	18,631	17,194	52,923	49,102
Gross profit	25,764	26,368	71,732	75,162
Operating expenses
Distributor compensation	17,391	18,101	49,496	50,871
Sales and marketing	4,074	3,181	10,650	7,619
General and administrative	6,116	4,510	16,479	13,409
Total operating expenses	27,581	25,792	76,625	71,899
Operating (loss) income	(1,817)	576	(4,893)	3,263
Change in the fair value of warrant derivative	1,519	369	788	535
Interest expense, net	(1,752)	(946)	(4,207)	(3,139)
Extinguishment loss on debt	(308)	-	(308)	-
Total other expense	(541)	(577)	(3,727)	(2,604)
Net (loss) income before income taxes	(2,358)	(1)	(8,620)	659
Income tax (benefit) provision	(1,290)	(68)	(2,763)	550
Net (loss) income	$(1,068)	$67	$(5,857)	$109
Net loss per share basic and diluted	$(0.05)	$-	$(0.30)	$-

Reconciliation of Non-GAAP Measure
Adjusted EBITDA to Net (Loss) Income
(In thousands - unaudited))

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
Net (loss) income	$(1,068)	$67	$(5,857)	$109
Add:
Interest	1,752	946	4,207	3,139
Income taxes	(1,290)	(68)	(2,763)	550
Depreciation	419	341	1,183	1,119
Amortization	712	537	2,047	1,746
EBITDA	525	1,823	(1,183)	6,663
Add:
Stock based compensation -options and warrants issuance	327	166	812	292
Change in the fair value of warrant derivative	(1,519)	(369)	(788)	(535)
Extinguishment loss on debt	308	-	308	-
Adjusted EBITDA	$(359)	$1,620	$(851)	$6,420